UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

_________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  March 26, 2007

Footstar, Inc.
 (Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	1-11681 (Commission File Number)	22-3439443 (IRS Employer Identification No.)

933 MacArthur Boulevard Mahwah, New Jersey (Address of Principal Executive Offices)	074300 (Zip Code)

Registrant’s telephone number, including area code:    (201) 934-2000

N/A
(Former Name or Former Address, if Changed Since Last Report)

 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02           Departure of directors or certain officers; election of directors; appointment of certain officers; compensatory arrangements of certain officers.

On March 26, 2007, Mr. George A. Sywassink resigned as a director of Footstar, Inc., effective as of that day. In connection with Mr. Sywassink’s resignation, the Board of Directors agreed to grant 10,000 shares of Common Stock and pay $50,000 (in the form of shares to be issued at the market price on the date of issuance) to Mr. Sywassink. These amounts are equal to the annual amounts received by directors in connection with service as a director. Five-thousand shares of restricted stock previously granted to Mr. Sywassink for his services as director vested on an accelerated basis on March 26, 2007.

On March 26, 2007, the Board appointed Mr. Gerald F. Kelly, Jr., a current director, to Mr. Sywassink’s position as a Class II director and, subject to Mr. Scheiwe’s acceptance (which occurred on March 27, 2007), appointed Mr. Steven D. Scheiwe as a Class I director, replacing Mr. Kelly. The committees of the Board to which Mr. Scheiwe will be named have not been determined at this time.

Consistent with the Company’s non-employee director compensation policy, Mr. Scheiwe will receive an annual cash retainer of $50,000, plus expenses (which will be paid quarterly in equal installments) and an annual grant of 10,000 shares of restricted stock, under the Company’s 2006 Non-Employee Director Stock Plan, on the date of each annual meeting of stockholders. Unless the Board determines otherwise at the time of grant, 50% of each award of restricted stock vests on the first anniversary of the date of grant and 25% of each award vests on the second and third anniversary of the date of grant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Footstar, Inc.

Date: March 29, 2007	By:	/s/ Jeffrey A. Shepard
	Name:	Jeffrey A. Shepard
	Title:	Chief Executive Officer and President